EXHIBIT 4.46

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of September 9, 2016, between ICE Studio Productions Inc., an Ontario corporation (the “Company”) and Ritwik Uban (the “Executive”).

WITNESSETH:

A.       WHEREAS, the parties desire for the Executive to act as President for the Company and Intelligent Content Enterprises Inc., (“ICE”) commencing the date hereof and during the term hereof.

B.       WHEREAS, the parties desire to execute and deliver this Agreement to provide for the continued employment of Executive by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

AGREEMENT:

1.             Engagement. The Company hereby engages the Executive and the Executive hereby accepts such engagement upon the terms and conditions hereinafter set forth.

2.             Term. This Agreement shall commence on the date hereof (the “Commencement Date”) and shall have an initial, probationary period of one hundred and fifty (150) days at which termination may be initiated by either party without notice and without cause and shall otherwise remain in effect for a period of One (1) year thereafter (the “Term”). This Agreement shall automatically renew for Three (3) additional One (1) year periods at the end of the Term unless either party gives written Sixty (60) days written notice of termination of this Agreement pursuant to Section 13 of this Agreement.

3.             Duties. The Company hereby engages the Executive to serve as the President of the Company and ICE, as such, he shall perform all duties commonly incident to the executive offices, including such additional duties not inconsistent with such position as the Board of Directors of ICE (the “Board”) shall prescribe from time to time. From time to time, any outside business activities beyond the Company and ICE must be agreed to by the Board. A list of those outside business activities, and their expected time commitments as agreed to as of the execution of this Agreement, will be attached as a separate Schedule to this Agreement.

4.             Performance of Duties. During the term of this Agreement, the Executive shall devote his best efforts, ability and attention to the business of the Company and ICE. These duties shall include, but shall not be limited to those in the attached Schedule, to be revised from time to time. As President the Executive shall report to the Board and / or their designate(s).

5.             Compensation.

A. Salary. For all services rendered by the Executive under this Agreement as President of the Company and ICE, the Company shall pay the Executive Ninety Thousand Dollars ($90,000 CDN) (the “Base Salary”) as defined in the attached separate schedule and as mutually revised in writing from time to time which will form part of this Agreement. The Executive’s Base Salary shall be payable within the established payroll cycle for the Company’s salaried officers or employees, which currently is on the 15th of the month and the last business day of the month. Salary payments shall be subject to federal withholding and other applicable payroll deductions and taxes. All salary not paid herein shall accrue. The Base Salary will be reviewed on a yearly basis commensurate with the renewal periods.

B. Options Within thirty (30) days of the execution of this agreement, the Executive shall have the right to be granted One Million (1,000,000) common share purchase options of Intelligent Content Enterprises Inc. common stock exercisable for a period of up to five (5) years (the “Options”) as follows:

Number of Common Shares Granted	Exercise Price ($ per share)	Expiry Date	Vesting Date
300,000	CDN$1.30	September 8, 2021	February 6, 2017
350,000	CDN$1.50	September 8, 2021	September 9, 2017
350,000	CDN$1.50	September 8, 2021	September 9, 2018

C. Benefits. The Executive shall be eligible to participate in all group insurance plans of the Company, and other existing or new perquisites or benefits offered to executive management of the Company.

D. Bonus. The Executive shall be eligible to receive a bonus as determined by the Board of up to 100% of the annual salary.

6.             Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement upon presentation by the Executive to the Company of appropriate documentation indicating the amount and purpose for such expense, including but not limited to, $500 expended on behalf of the Company for expenses in the ordinary course of business. All expenses above $500 must be approved in advance by the Company. All travel expenses must be approved by the Company and follow the Company’s travel policies.

7.             Vacation. Executive shall be entitled to two (2) weeks’ vacation during each year of the Term. Other requirements for additional Vacation or other allowances will be mutually agreed upon.

8.             Agreement Not to Disclose Trade Secrets or Confidential Information. During the term of this Agreement and after its termination, the Executive shall not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired by the Executive during the course of his employment with the Company and ICE, its successors or assigns, or any of its affiliates, including affiliated companies (collectively, the “Company Affiliates”). As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, source-code of any proprietary software, or compilation of any scientific, technical or commercial information, including any design, list of suppliers, list of customers or improvement thereof, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or financial information of the Company, ICE or any of the Company Affiliates that is for use, or is used, in the operation of the Company, ICE or any of the Company Affiliates’ businesses that is not commonly known by or available to the public and that derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Executive agrees to return to the Company any and all such trade secrets, confidential information or other proprietary information immediately upon the termination of this Agreement.

9.             Non-Solicitation of Customers and Suppliers. Executive agrees that during his employment hereunder, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer that has already been approached by the Company or ICE, supplier, or prospective supplier of the Company Affiliates for any purpose other than for the benefit of the Company Affiliates. Executive further agrees that for two (2) years following termination of his employment hereunder for any reason, Executive shall not, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers, of the Company Affiliates.

10.           Death or Disability.

A.   In the event of the Executive’s death during the term of this Agreement, this Agreement and the Executive’s future Base Salary, incentive compensation and benefits shall automatically be terminated. In such event, the Company shall pay severance to the Executive’s estate (i) any unpaid Base Salary; and (ii) all accrued but unpaid allowances and expense reimbursements.

B.   If the Executive becomes unable to perform his employment duties during the term of this Agreement because of the “disability” of the Executive, the Company may terminate this Agreement and the Executive’s employment hereunder. In such event, the Company shall pay to the Executive (i) any unpaid Base Salary; and (ii) all accrued but unpaid allowances and expense reimbursements. For purposes of this provision, the term disability shall mean the Executive is unable to perform his material duties as an employee for the Company, ICE or any of the Company Affiliates, due to mental or physical illness or injury, for a period of at least one hundred (180) days, in the opinion of a qualified physician selected mutually by the Company and the Executive.

13.           Termination by the Company, the Board or the Executive.

A.   Termination by the Company or the Board for Cause. The Company or the Board may terminate this Agreement and the Executive’s employment hereunder “for cause” at any time. As used herein, for “cause” shall mean any one of the following:

(1)	The willful breach or intentional neglect by the Executive of his job duties and responsibilities;

(2)	Conviction of any felony;

(3)	Commission of an act of fraud, embezzlement or material misappropriation against the Company, ICE or Company Affiliates; or

(4)	A material breach of this Agreement by the Executive;

(5)	Failure to achieve financial targets set by the Board.

B.   In the event the Company or the Board terminates the Executive’s employment for cause, the Executive’s Base Salary and benefits shall automatically terminate as of the effective date of such termination and the Company shall pay to the Executive (i) any unpaid Base Salary through the date of termination; and (ii) all accrued but unpaid allowances and expense reimbursements, and the Executive shall not be entitled to receive any other compensation or severance allowance, including any incentive compensation earned after termination, under this Agreement. In addition, all options received and not exercised shall be cancelled and the Executive shall not be entitled to any options hereunder.

With respect to matters set forth in subsections (1), (3) and (4) above, the Company or the Board shall give prompt notice to the Executive if it believes grounds for termination under any of such provisions exist, and the Executive shall have a reasonable period of time (not to exceed ten business days, to respond and to cure any such grounds for “cause” as may be alleged or to reply to any such claims or charges. Termination under such provisions shall be warranted only after the Board has determined, in good faith that such “cause” exists after having afforded the Executive the opportunity to respond or to cure as set forth above.

C.   Termination by the Executive Without Good Reason. The Executive may terminate this Agreement and his employment with the Company without “good reason” (as defined below) upon 90 days’ prior written notice to the Company. In such a case, the Executive may be required to perform his business duties and shall be paid his regular salary up to the date of the termination. At the option of the Company, the Company may require the Executive to depart from the Company any day after receiving said 90 days’ notice from the Executive of the termination of this Agreement. In such event, the Company shall pay to the Executive (i) his regular salary up to the date of the termination; and (ii) all accrued but unpaid allowances and expense reimbursements, and the Executive shall not be entitled to receive any other compensation or severance allowance, including any incentive compensation earned after termination, under this Agreement. In addition, all options received and not exercised shall be cancelled and the Executive shall not be entitled to any options hereunder.

D.   Termination by the Company or the Board Without Cause or by the Executive for Good Reason. The Company may terminate this Agreement and the Executive’s employment without cause at any time upon 90 days’ prior written notice to the Executive. The Executive shall have the right to terminate this Agreement at any time for “good reason.”

As used herein, “good reason” shall mean the occurrence of any of the following without the Executive’s prior written consent:

(i) a material reduction in the benefits payable to the Executive;

(ii) a change in control of the Company such that one entity (directly or through affiliates) purchases control of over 75% of the Company’s common stock and does not agree, commensurate with the change of control, to assume the terms and conditions of this Agreement;

The Company shall pay to the Executive on the date of termination without cause or for good reason (i) a severance allowance equal to 90 days of Executive’s regular salary up to the date of the termination or the remainder Executive’s salary through the end of the Term, whichever is less, at the then-effective rate; and (ii) all accrued but unpaid allowances and expense reimbursements.

14.           Indemnification. The Executive shall be entitled to indemnification from the Company to the fullest extent permitted under the Company’s then current Articles of Incorporation and Bylaws and under the law of the jurisdiction of the Company’s incorporation as may be in effect from time to time.

15.           Notices. All notices, requests, demands and other communications provided for in this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To the Executive: Ritwik Uban

60 Town Centre Court, Unit 2901

Toronto, ON M1P 0B1

To the Company: ICE Studio Productions, Inc.

1 King Street West, Suite 1505

Toronto, ON, Canada M5H 1A1

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received or refused by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

16.           Assignment. Neither this Agreement nor any of the parties’ rights and obligations hereunder may be assigned by a party without the prior written consent of the other party hereto.

17.           Voluntary Agreement. The Executive acknowledges that before entering into this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of his choice, and that this constitutes advice from the Company to do so if he chooses. The Executive further acknowledges that he has entered into this Agreement of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that he has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 17.

18.           Binding Effect. This Agreement shall bind the parties hereto, their respective successors and permitted assigns.

19.           Amendment. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and on behalf of the Company by such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.           Entire Agreement. This Agreement constitutes the entire agreement between the parties, pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with the Executive in connection with the subject matter hereof.

21.           Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of the Province of Ontario without regard to its conflicts principles and the parties to this Agreement specifically consent to the jurisdiction of the courts of the Province of Ontario over any action arising out of or related to this Agreement.

22.           Survival. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the termination of this Agreement and the employment of the Executive hereunder.

23.           Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

24.           Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE:

/s/ Ritwik Uban

COMPANY:

ICE Studio Productions Inc.

By:	/s/ James Cassina
Name:	James Cassina
Title:	President

Intelligent Content Enterprises Inc.

By:	/s/ James Cassina
Name:	James Cassina
Title:	President